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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of March 1, 1999, by and between EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the "Employer"), and WALTER Z. BERGER, a Kentucky resident (the "Executive").

                                    RECITALS

       WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of various radio and television stations, magazines, and related operations (together, the "Emmis Group");

       WHEREAS, Employer desires to employ Executive as an executive, and Executive desires to be so employed.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

       1. EMPLOYMENT. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive and Executive hereby accepts employment by the Employer.

       2. TERM. The term of Executive's employment hereunder (the "Term") shall commence on March 1, 1999 and continue until February 28, 2002, unless terminated earlier in accordance with the provisions herein. As used herein, the term "Contract Year" means the twelve (12) month period commencing on March 1, 1999 and on each anniversary thereof. Notwithstanding the foregoing, if Executive commences employment with Employer prior to March 1, 1999, Executive shall receive a pro-rated portion of the Base Salary (as hereinafter defined) in payment for services rendered during such period.

       3.     EXECUTIVE'S POSITION, DUTIES, AND AUTHORITY.

              3.1 POSITION. Employer shall employ Executive, and Executive shall serve as an executive of Employer and of any successor by merger, acquisition of substantially all of the assets or stock of Employer or otherwise. Executive shall serve as Executive Vice President and Chief Financial Officer of Employer or in such other position or positions to which the Board of Directors of Employer (the "Board") shall, with Executive's consent in his sole discretion, appoint Executive; provided, however, that in the case of any Change in Control (as hereinafter defined) involving Employer, the

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                     Board may change Executive's title or duties without
                     Executive's consent so long as Executive's duties are not substantially diminished in importance. The term "Change in Control" means the acquisition by any person or group (other than Jeffrey H. Smulyan or a group of which he is an affiliate and an active participant) of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of all classes of stock of Employer (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of the Employer or its successors; "person" means such term as used in Rule 13d-5 of the SEC under the Exchange Act; "group" means such term as defined in Section 13(d) of the Exchange Act; "beneficial owner" means such term as defined in Rule 13d-3 of the SEC under the Exchange Act; and affiliate means such term as defined in Rule 144of the SEC under the Securities Act.

              3.2 DUTIES AND AUTHORITY. Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with Employer.

              3.3 EMMIS GROUP DIRECTORSHIPS AND OFFICES. If Executive is elected as a director of Employer, Executive shall serve in such position without additional remuneration other than the indemnification provided for in Section 10 hereof. Executive shall also serve without additional remuneration as a director and/or officer of one or more of Employer's subsidiaries if appointed to such position by Employer.

       4. FULL-TIME SERVICES. Executive's services hereunder shall be performed on a full-time basis in a diligent and competent fashion to the best of his abilities. Executive shall not undertake any outside employment or outside business activities without the consent of the Board; provided, however, that subject to satisfaction of his obligations under the preceding sentence, Executive shall be allowed to (i) manage his personal, financial and legal affairs and (ii) serve on civic or charitable boards or committees.

       5. LOCATION OF EMPLOYMENT. Unless Executive consents otherwise in writing in his sole discretion, the headquarters for performance of his services hereunder shall be the corporate headquarters of Employer in Indianapolis, Indiana, and Executive shall not be required to relocate


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his office outside the metropolitan area of Indianapolis, Indiana, subject to such reasonable travel as the performance of Executive's duties in the business of the Emmis Group may require.

       6.     BASE COMPENSATION.

              6.1 BASE SALARY. During each Contract Year hereunder, Employer shall pay or cause to be paid to Executive a base salary per annum (the "Base Salary") of Three Hundred Forty Thousand Dollars ($340,000.00), payable in bi-weekly installments.

              6.2 CAR ALLOWANCE. During the Term Executive shall receive a car allowance paid monthly in the amount of One Thousand Dollars ($1,000.00).

       7.     ADDITIONAL COMPENSATION.

              7.1 CASH INCENTIVE COMPENSATION. Executive shall be entitled to receive a cash bonus up to a maximum of One Hundred Thousand Dollars ($100,000.00) each Contract Year (the "Bonus"). The exact amount of the Bonus, if any, shall be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") based on the Compensation Committee's evaluation of the Executive's performance during the Contract Year (with input from such sources as it deems appropriate).

              7.2 STOCK OPTIONS. On the first day of each Contract Year during the Term, Executive shall be granted an option (the "Executive Option") to acquire twenty thousand (20,000) shares of Class A Common Stock of Employer ("Common Stock"). On the last day of each Contract Year during the Term, Executive shall forfeit the Executive Option with respect to two thousand five hundred (2,500) shares of Common Stock if the average Fair Market Value (as defined in the Emmis Broadcasting Corporation 1997 Equity Incentive Plan, or any subsequent equity incentive plan adopted by Emmis and generally used to make equity-based awards to station management employees of the Emmis Group (the "Plan")) per share of Common Stock over the last ninety (90) days of the Contract Year is not more than one hundred and twenty-five percent (125%) of the average Fair Market Value per share of Common Stock over the ninety (90) days immediately preceding the start of the Contract Year. On the last day of each Contract Year during the Term, Executive shall also forfeit the Executive Option with respect to an additional two thousand five hundred (2,500) shares of Common Stock if the average Fair Market Value per share of Common Stock over the last ninety (90) days of the Contract Year is not more than one hundred and fifteen percent (115%) of the average Fair Market Value per share of Common Stock over the ninety (90) days immediately preceding the

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       start of the Contract Year. Each Executive Option shall: (i) have an exercise price per share equal to its Fair Market Value on the grant date, (ii) notwithstanding any other provision in this Agreement be granted and subject to the terms and conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other officers of the Emmis Group (which agreement shall include provisions for an eight year term and the lapse of the non-forfeited Executive Options covered by such agreement at a rate of twenty percent (20%) per year commencing at the end of the fourth year after grant); (iv) be exercisable for Common Stock without restrictive legends on the certificates therefor (other than those appearing on the Common Stock generally).

              7.3 PERFORMANCE-BASED COMPENSATION. It is the intent of Employer and Executive that all compensation paid pursuant to Section
       7.2 of this Agreement will be performance-based compensation which will qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended, to be deducted by Employer, and all provisions in Section 7.2 will be construed to permit the compensation paid thereunder to so qualify. In addition, the Compensation Committee shall have the discretion to structure any Bonus to qualify under Section 162(m) of the Code. If the Compensation Committee so structures any Bonus, all provisions under Section 7.1 shall also be construed to permit the compensation paid thereunder to so qualify.

              7.4 STOCK GRANT. If Executive completes the entire three-year Term and is still an employee of Employer on February 28, 2002, Executive will be entitled to a grant of ten thousand (10,000) shares of Common Stock (the "Stock Grant"); provided, however, that Executive shall be entitled to receive a prorated portion of the Stock Grant if this Agreement is terminated by Employer without Cause prior to a Change in Control or if Executive dies or becomes Disabled (as hereinafter defined) during the Term. Such prorated number of shares shall be an amount equal to ten thousand (10,000) times a fraction, the numerator of which is the number of full months from the effective date of this Agreement to the date Executive is so terminated, dies or becomes Disabled, and the denominator of which is thirty-six (36). Any fractional shares created by the pro-ration shall be rounded up to the nearest whole share. Employer, at its option, may pay the Stock Grant (or any prorated portion thereof) in Common Stock or in cash. If the Stock Grant (or any prorated portion thereof) is paid in cash, such cash payment shall be an

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       amount equal to the Fair Market Value of the Stock Grant (or prorated portion thereof) on the business day immediately preceding the payment date.

       8. EXPENSES. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as Employer may reasonably require of Executive. Employer shall also reimburse Executive for any reasonable expenses incurred by Executive in connection with his relocation to Indianapolis as more particularly described in Exhibit A.

       9.     VACATION AND OTHER BENEFITS. Executive shall be entitled to four
(4) weeks of paid vacation per Contract Year in accordance with Employer's company practices. In addition, during the Term, Executive shall be eligible to participate in any pension or profit-sharing plan or program of Employer now or hereafter existing in accordance with and to the extent that he is eligible under the general provisions thereof. Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of Employer, now or hereafter existing in accordance with and to the extent that he is eligible under the general provisions thereof.

       10. INDEMNIFICATION. Executive shall be entitled in connection with his employment hereunder to the benefit of the indemnification provisions contained in Employer's Amended and Restated Articles of Incorporation or By-Laws or any corporate resolution, as the same may be amended from time to time (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to Executive), to the fullest extent permitted by applicable law. Employer shall in addition cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law, as the same may be amended from time to time, to the fullest extent permitted by such chapter, to the extent required to make Executive whole in connection with any loss, cost or expense indemnifiable thereunder. Executive shall be insured under the Employer's Director's and Officer's Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

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       11.    CONFIDENTIAL INFORMATION.

              11.1 NON-DISCLOSURE. Executive acknowledges that certain information concerning the business of Employer is of a confidential nature and that as a result of his employment with Employer, Executive may have received or may hereafter receive confidential information concerning the business of Employer or its subsidiaries which, if known to competitors of Employer, would damage Employer, its subsidiaries or their respective businesses. Executive agrees that during the Term and for a period of one (1) year from the expiration or earlier termination of the Term (such additional one (1) year period, the "Applicable Period"), Executive will not divulge or appropriate to his own use, or to the use of any third party (other than Employer and its representatives or as directed in writing by Employer), any information or knowledge concerning the business of Employer or its subsidiaries which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of his employment for any reason, Employee will surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, budgets and other such materials which he received from or developed on behalf of Employer through his employment. Executive acknowledges that all such materials are at all times property of Employer.

              11.2 INJUNCTIVE RELIEF. Executive acknowledges that his breach of Section 11.1 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this Section 11 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 11.1, then Employer shall be entitled to injunctive relief enforcing Section 11.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 11.1 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-disclosure set forth herein. Accordingly, the obligations set forth in Sections 11.1 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.

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       12.    NON-INTERFERENCE AND NON-COMPETITION.

              12.1 NON-INTERFERENCE. During the Term and for the Applicable Period, Executive will not, directly or indirectly, take any action (or permit any action to be taken by an entity with which he is associated) which has the effect of interfering with (i) on-air talent of Employer or its subsidiaries or (ii) any other employee of Employer. Without limiting the generality of the foregoing, Executive specifically agrees that during the Term and for the Applicable Period neither he nor any entity with which he is associated shall hire or engage any on-air talent of Employer or any other employee of Employer to provide services for any other business or solicit them to cease their employment with Employer.

              12.2 NON-COMPETITION (DURING EMPLOYMENT). During the Term, Executive will not, without the prior written approval of the Board, engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or shareholder of any corporation, partnership or other entity which is engaged in (i) the radio or television broadcasting business in any ADI radio or television market in which any member of the Emmis
       Group owns, operates or has an interest in (or has owned, operated or had an interest in) any broadcasting station at such time or at any time during the preceding two (2) years or (ii) publishing, selling or distributing any local or regional magazine or other publication within the smaller of (A) 50 miles of the principal place of publication of any magazine or other publication of any member of the Emmis Group at such time or (B) the geographic territory represented by a circle in which are located seventy percent (70%) of the subscribers to any magazine or other publication of any member of the Emmis Group at such time, or
       (iii) operates any other business which directly competes with any business of any member of the Emmis Group at such time. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 12.2.

              12.3 NON-COMPETITION (POST-EMPLOYMENT). During the Applicable Period, Executive will not, without the prior written approval of the Board, engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or shareholder of any corporation, partnership or other

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       entity which is engaged in (i) the radio or television broadcasting business in any ADI radio or television market in which any member of the Emmis Group owns, operates or has an interest in (or has owned, operated or had an interest in) any broadcasting station at such time or at any time during the preceding two (2) years or (ii) publishing, selling or distributing any local or regional magazine or other publication within the smaller of (A) 50 miles of the principal place of publication of any magazine or other publication of any member of the Emmis Group at such time or (B) the geographic territory represented by a circle in which are located seventy percent (70%) of the subscribers to any magazine or other publication of any member of the Emmis Group at such time, or (iii) operates any other business which directly competes with any business of any member of the Emmis Group at such time. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 12.3.

              12.4 INJUNCTIVE RELIEF. Executive acknowledges and agrees that the provisions of this Section 12 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of his continued association with Employer, and the influence that Executive will have over Employer's employees, customers and suppliers by virtue of Executive's relationships with such persons. Executive further acknowledges that his breach of Section 12.1, 12.2 or 12.3 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this Section 12 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 12.1, Section 12.2 or Section 12.3, then Employer shall be entitled to injunctive relief enforcing
       Section 12.1, 12.2 or 12.3, as the case may be, to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 12.1 or 12.3 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference or non-competition set forth herein. Accordingly, the obligations set forth in Sections 12.1 and 12.3 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but

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       reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.

              12.5 CONSTRUCTION. In the event that, despite the express agreement herein of Employer and Executive, any provisions of this Section shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 12 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that the Section shall be severable into its component parts, all as determined by such court or tribunal.

       13.    TERMINATION OF AGREEMENT BY EMPLOYER.

              13.1 TERMINATION FOR CAUSE. Employer may, by action of the Board, terminate Executive's employment hereunder for Cause (as defined in Section 13.3 below) in accordance with the terms and conditions of this Section. Following a determination by the Board that Executive should be terminated for Cause, Employer shall give written notice (the "Preliminary Notice") to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond. If following expiration of such ten (10) day period the Board reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the "Final Notice").

              13.2 EFFECT OF TERMINATION. In the event of termination for Cause as provided in Section 13.1 above:

                   (i) Executive shall have no further obligations or liabilities hereunder except his obligations under Sections 11 and 12, which shall survive such termination of this Agreement.

                   (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two
       (2) weeks after the termination date:

                           (A) Pay to Executive all unpaid Base Salary with respect to any period ending on or before the termination date, plus the compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the termination date; and

                           (B) Pay to Executive any Bonus which may have been earned for a Contract Year ending on or prior to the termination date pursuant to Section 7.2 but which is unpaid as of the termination date.

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       13.3   DEFINITION OF CAUSE. As used herein, "Cause" means either (i)
              action by Executive involving willful or repeated failure, neglect or refusal to perform any material obligation under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) at the time and in the manner set forth herein (or in such assignment), and continuation of such breach after written notice and the expiration of a thirty (30) day cure period (provided, however, that it is not the parties' intention that Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this clause (i), it may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure); or (ii) Executive's commission of a felony involving moral turpitude or Executive's action, knowing allowance of actions, or omissions which are in violation of the Communications Act of 1934, as amended, or the rules and regulations of the Federal Communications Commission (the "FCC") or which otherwise jeopardize the FCC licenses granted to Employer or its subsidiaries.

       13.4 TERMINATION BY EMPLOYER OTHER THAN FOR CAUSE PRIOR TO A CHANGE IN CONTROL. Prior to a Change in Control, Employer shall have the right to terminate Executive's employment hereunder other than for Cause, death or because Executive is Disabled. However, if Employer terminates Executive's employment hereunder other than for Cause, death or because Executive is Disabled, Employer shall
              (i) pay Executive in bi-weekly payments the Base Salary for a period of one year after the date of such termination, (ii) not later than two (2) weeks after such termination date, grant to Executive any Executive Option required to be granted under the terms of Section 7.2 prior to such termination date but not yet granted as of such date, and (iii) not later than two (2) weeks after such termination date grant to Executive the prorated portion of the Stock Grant.

       13.5 TERMINATION OTHER THAN FOR CAUSE OR MATERIAL BREACH BY EMPLOYER AFTER A CHANGE IN CONTROL. If, after any Change in Control, Employer

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              terminates Executive's employment other than for Cause or because
              Executive dies or becomes Disabled, or if, after any Change in Control Employer otherwise breaches any material provision of this Agreement and fails to cure such breach within ten (10) business days after written notice of such breach (which material provisions shall include but not be limited to Sections 3.1 or 5),
              (i) Employer shall pay Executive the Base Salary under Section 6 attributable to the remainder of the Term and the full portion of the Bonus for the remainder of the Term as if such Bonus had been awarded by the Compensation Committee, (ii) Employer shall grant to Executive any Executive Option required to be granted under the terms of Section 7.2 prior to such date but not yet granted as of such date, (iii) any Executive Options granted prior to such date which are subject to forfeiture pursuant to Section 7.2 shall vest, (iv) Employer shall pay to Executive in cash the fair market value (determined using the black-scholes option pricing method) of any Executive Options not granted as of such date to which Executive would have been entitled over the remainder of the Term assuming that no such Executive Options would have been forfeited under Section 7.2 and assuming a grant price equal to the Fair Market Value per share on such date and (v) Executive shall be automatically released from the restrictions under Section 12.. Any payments or grants required above shall be made by Employer not later than two (2) weeks after such termination date or the expiration of such cure period for which the material breach remains uncured.

       14.    DISABILITY.

              14.1 TERMINATION OF EMPLOYMENT. If Executive shall become Disabled (as defined in Section 14.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties, until Executive has been disabled for a cumulative period of six (6) months, at which time Executive's employment shall automatically terminate on the last day of such six (6) month period. The date that Executive's employment terminates pursuant to this Section is referred to herein as the "Disability Termination Date."

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              14.2    DISABILITY DEFINITION. Executive shall be deemed to have
       become "Disabled" for purposes of this Agreement if, during the Term, because of ill health, physical or mental disability or for other causes beyond his control he shall have been unable or unwilling or shall have failed to perform his duties hereunder, as determined by the written opinion of an independent medical physician designated by Employer and reasonably acceptable to Executive.

              14.3 OBLIGATIONS AFTER TERMINATION. Unless Employer exercises its option under Section 14.6 below to reinstate Executive to his full compensation, duties, functions, responsibilities and authority hereunder for the then balance of the original Term, Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except his obligations under Sections 11 and 12 which shall survive. After a Disability Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Sections 10, 14.4, 14.5 and 14.6 below which shall survive.

              14.4 PAYMENT OF UNPAID SALARY AFTER TERMINATION. Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to Executive all unpaid Base Salary with respect to any period ending on or before the Disability Termination Date, plus the compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the Disability Termination Date.

              14.5 POST-TERMINATION COMPENSATION. Following a Disability Termination Date, Employer shall (i) pay to Executive in bi-weekly payments during each Contract Year or partial Contract Year remaining under this Agreement an amount equal to fifty percent (50%) of the Base Salary for such Contract Year or partial Contract Year and (ii) not later than two (2) weeks after a Disability Termination Date, grant to Executive any Executive Option required to be granted under the terms of
       Section 7.2 prior to such Disability Termination Date but not yet granted as of such date, and (iii) not later than two (2) weeks after a Disability Termination Date grant to Executive the prorated portion of the Stock Grant. The benefits required to be paid under this Section
       14.5 (beginning with the Base Salary amount) shall be reduced by the amount of any benefits payable to Executive under any group or individual disability insurance plan or policy, the premiums for which are paid by Employer.

              14.6 REINSTATEMENT. If during the original Term and subsequent to a Disability Termination Date, Executive shall fully recover from a disability, Employer shall have the

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       right (exercisable within sixty (60) days after written notice from
       Executive of such recovery), but not the obligation, to reinstate Executive to employment hereunder for the then balance of the original Term. In the event of such reinstatement, Employer shall pay Executive at his full level of compensation hereunder and otherwise employ Executive in accordance with the terms and provisions of this Agreement, and Executive shall be considered to have performed under this Agreement during the period between the Disability Termination Date and the date of such reinstatement for purposes of Sections 7.2 and 7.4 and any Stock Grant or Executive Options granted thereunder (with any Executive Options to have been granted during the period between the Disability Termination date and the date of such reinstatement to be granted as of the date of such reinstatement.).

       15.    DEATH OF EXECUTIVE.

              15.1 TERMINATION OF AGREEMENT. This Agreement shall terminate upon Executive's death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder (including, but not limited to, any obligation to make payments under Section 14 for any period after Executive's date of death) except its obligations under
       Section 15.2 below which shall survive such termination.

              15.2    COMPENSATION. Upon Executive's death, Employer shall:

                   (i) Not later than two (2) weeks after Executive's date of death, pay to Executive's estate or designated beneficiary all unpaid Base Salary with respect to any period ending on or before Executive's date of death, plus the compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the termination date;

                   (ii) Not later than two (2) weeks after Executive's date of death, grant to Executive's estate or designated beneficiary any Executive Option required to be granted under the terms of Section 7.2 prior to Executive's date of death but not yet granted as of such date; and

                   (iii) Not later than two (2) weeks after Executive's date of death, grant to Executive's estate or designated beneficiary the prorated portion of the Stock Grant.

              15.3 NO REDUCTION. Amounts payable pursuant to this Section shall not be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy.

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

              15.4 DEATH AFTER TERMINATION. In the event Executive dies after termination of this Agreement pursuant to Sections 13 or 14, all amounts required to be paid by Employer prior to Executive's death in connection with such termination that remain unpaid as of Executive's date of death shall be paid to Executive's estate or designated beneficiary.

       16. RENEWAL AFTER CHANGE IN CONTROL. If upon the expiration of the Term after the occurrence of a Change in Control Executive has not been offered a multi-year contract on substantially comparable or better terms than those set forth in this Agreement, Employer shall pay Executive after the Term a prorated portion of his Base Salary for up to nine months; provided, however, that Executive shall have a duty to mitigate Employer's obligations under this Section and any amounts payable to Executive under this Section shall be reduced by any compensation to Executive attributable to Executive's direct or indirect employment (whether as employee, consultant or other agent) by any person or entity during such nine month period.

       17. NO MITIGATION REQUIRED. Executive shall not be required to mitigate any damages suffered by him by reason of Employer's breach hereof. Except as otherwise provided in this Agreement, no amounts payable to Executive by reason of the termination of his employment hereunder shall be subject to reduction or offset, or otherwise diminished, by reason of any other compensation received by Executive.

       18. NOTICES. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

              (a)  If to Employer:
                       Emmis Communications Corporation

                       One Emmis Plaza, 7th Floor
                       40 Monument Circle
                       Indianapolis, Indiana 46204
                       Attn.: Board of Directors

              (b) If to Executive, to him at his address on the personnel records of Employer.



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       19.    GENERAL.

              19.1 GOVERNING LAW. Employer and Executive acknowledge that Employer is based in Indiana and that Executive may travel extensively throughout the United States in the course of his duties for Employer. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana. Employer and Executive agree that any and all actions or suits in connection with, arising out of or related to this Agreement or Executive's employment with Employer will be litigated only in courts of record located in Marion County, Indiana, and Employer and Executive each (i) consent and submit to the personal jurisdiction of any state or federal court located within Marion County, Indiana, (ii) waive any right to transfer or change the venue of any such litigation to a court located outside Marion County, Indiana and (iii) agree to service of process, to the extent permitted by law, by registered or certified mail, return receipt requested, addressed to such party's address as determined pursuant to
       Section 18 of this Agreement. Each of the agreements in this Section
       19.1 is irrevocable to the fullest extent permitted by applicable law.

              19.2 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              19.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

              19.4 SUCCESSORS AND ASSIGNS. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive, except that Executive may designate pursuant to Section 19.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate.

              19.5 AMENDMENTS; WAIVERS. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of Executive and Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

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              19.6    BENEFICIARIES. Whenever this Agreement provides for any
       payment to Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

              19.7 SEVERABILITY. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.



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       IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                            EMMIS COMMUNICATIONS CORPORATION

                            By: /s/ Jeffrey H. Smulyan
                                -----------------------------
                                Jeffrey H. Smulyan
                                Chairman of the Board and Chief Executive
                                Officer

                                        "Employer"


                                /s/ Walter Z. Berger
                                ---------------------------------
                                        Walter Z. Berger

                                        "Executive"




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                                    Exhibit A

Relocation terms:

1.     reasonable house hunting expenses for family for up to 7 days;
2. payment of prevailing market broker's commission (of up to 7%) and typical seller's closing costs for sale of Louisville home;
3. payment of reasonable origination fee and points if required by the mortgage lender without affecting the rate or terms (not to exceed 2 points) for first mortgage loan on Indianapolis home;
4.     reasonable packing and moving van expenses, including two vehicles;
5.     reasonable temporary housing costs for up to 6 months;
6. for any period in which Walter is obligated to make regular monthly payments on both his Louisville mortgage and the mortgage on his new Indianapolis residence, Emmis shall reimburse Walter for the interest portion of his Louisville mortgage, not to exceed $2,508 per month, for a period not to exceed 6 months.
7. tax gross up on above amounts payable by Emmis to extent not qualified moving or relocation expenses under IRC.


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